UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2021

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250 Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

(610) 630-6357
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC”) issued a statement related to warrants issued by special purpose acquisition companies (the “SEC Statement”). The Company has previously classified its public and private warrants (collectively, the “Warrants”), which were issued in 2017, as equity. While the terms of the Warrants have not changed, following the SEC Statement, the Company reevaluated the accounting treatment previously applied to the Warrants, and based on certain terms included in the Warrant Agreement, dated February 15, 2018 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, concluded the Warrants do not meet the conditions to be classified in equity and instead, the Warrants require liability classification under Accounting Standards Codification Subtopic 815, Contracts in Entity’s Own Equity. The Warrant Agreement includes a provision which, when applied, could result in a different settlement value for the warrants depending on their holder. Because the holder of an instrument is not an input into the pricing of a fixed-for-fixed option on the Company’s Class A Common Stock, the Warrants could not be considered “indexed to the Company’s own stock.” In addition, such provision provides that in the event of certain tender or exchange offers, holders of the Warrants would be entitled to receive cash for such Warrants. Therefore, in the event of a qualifying cash tender offer (which could be outside of the Company’s control), in certain circumstances all holders of the Warrants would be entitled to cash, while only certain of the holders of the Company’s common stock would be entitled to cash. These provisions preclude the Company from classifying the Warrants in stockholders’ equity. Accordingly, the fair value of the Warrants is reflected as a liability and the change in the fair value of such liability in each period is recognized as a non-cash charge or gain in the Company’s consolidated statements of operations. The Company has concluded that the impact of the error on its audited consolidated financial statements for the years ended December 31, 2020 and 2019 included in its Annual Report on Form 10-K filed on March 16, 2021 was material. The Company will restate its consolidated financial statements as of and for the years ended December 31, 2020 and 2019 to reflect the impact of the correction of the accounting for the Warrants. The liability recorded on the Company’s consolidated balance sheet at each reporting date does not constitute indebtedness of the Company, and the liability will only be eliminated through the exercise or expiration of the Warrants. The change in fair value of the warrant liability in each period is a non-cash charge or gain and has no impact on the Company’s current or historical reported net revenues, operating income, or cash flows from operating activities, investing activities, and financing activities for any period. In addition, in May 2020 the Company entered into a Put/Call Option and Consent Agreement (the Put/Call Agreement) with an investor and exercised the call option in December 2020. The Company will restate its June 30, 2020 and September 30, 2020 unaudited condensed consolidated balance sheets to correct the presentation of the call option settlement amount by presenting such amount as mezzanine equity during the period the agreement was outstanding.

On April 28, 2021, the Company’s management and the Audit Committee of the Company’s board of directors (the “Audit Committee”) concluded that it is appropriate to correct such errors in its previously issued (x) audited consolidated financial statements for the years ended December 31, 2020 and 2019 included in the Original Filing, (y) unaudited condensed consolidated statements of operations for the three months ended March 31, 2020, and the three-month and year-to-date periods ended June 30, 2020 and September 30, 2020, and (z) unaudited condensed consolidated balance sheets as of March 31, 2020, June 30, 2020 and September 30, 2020 (the “Relevant Periods”) by restating such audited consolidated financial statements and unaudited condensed consolidated financial information because the errors were material to the audited consolidated financial statements and unaudited condensed consolidated financial information for each of the Relevant Periods. Considering such restatements, such audited consolidated financial statements and unaudited condensed consolidated financial information should no longer be relied upon.

The Company is including the restated financial information for the Relevant Periods in the Company’s Form 10-K/A for the years ended December 31, 2020 and 2019, which it is filing contemporaneously with the filing of this Form 8-K. The Company will revise its unaudited 2020 interim consolidated financial information in connection with the filing of its Quarterly Reports on Form 10-Q for the quarters ending March 31, June 30 and September 30, 2021. The Company will also correct the unaudited pro forma financial information filed on its December 14, 2020 Form 8-K with respect to the acquisition of AeroCare Holdings, Inc. (the “Pro Formas 8-K”) by filing an amendment to the Pro Formas 8-K.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, KPMG LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 30, 2021

AdaptHealth Corp.

By:	/s/ Jason Clemens
	Name:	Jason Clemens
	Title:	Chief Financial Officer